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                                PCC GROUP, INC.

                             List of Subsidiaries



Name                                           State of Incorporation
----                                           ----------------------

PC Craft Distribution, Inc.                    Delaware

American Tire Collection, Inc.                 Delaware


Each of the above entities is 100% owned by the Registrant, PCC Group, Inc.

Additionally, Registrant owns a 55% interest in Dalian Green Resources Corporation, a Chinese corporation, the other 45% of which is owned by a Chinese
               -------
corporation, China Dalian Materials Development Corporation.

                                  EXHIBIT 21